Exhibit 99.5

Ford Motor Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(in millions)

	June 30,	December 31,
	2004	2003
	(unaudited)
ASSETS
Cash and cash equivalents	$15,648	$21,770
Marketable securities	12,693	11,872
Loaned securities	5,317	5,667
Receivables, net	3,016	2,721
Finance receivables, net	108,459	110,893
Net investment in operating leases	32,412	31,859
Retained interest in sold receivables	16,396	13,017
Inventories	10,614	9,181
Equity in net assets of affiliated companies	2,867	2,959
Net property	42,325	43,598
Deferred income taxes	3,242	7,389
Goodwill and other intangible assets	7,186	7,262
Assets of discontinued/held-for-sale operations	387	456
Other assets	33,051	35,950

Total assets	$293,613	$304,594

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables	$21,879	$20,420
Accrued liabilities	32,773	29,591
Debt	168,101	179,804
Other liabilities and deferred income	51,566	53,899
Deferred income taxes	4,836	8,439
Liabilities of discontinued/held-for-sale operations	112	131

Total liabilities	279,267	292,284

Minority interests	785	659

Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,341	5,374
Accumulated other comprehensive income/(loss)	(1,209)	(414)
Treasury stock	(1,761)	(1,749)
Earnings retained for use in business	11,171	8,421

Total stockholders’ equity	13,561	11,651

Total liabilities and stockholders’ equity	$293,613	$304,594